Gryphon Provides Drill Program Update
172 meters (550 ft) of gold mineralization including 9 meters (30 ft) of 5.1 gpt (0.15 opt)

November 7, 2007: Gryphon Gold (GGN:TSX/GYPH:OTC.BB) reports on the nine drill holes completed since it last reported on August 23rd, 2007 on its 72 hole (US$4.5 million) 2007 exploration program. Six were exploration holes in the pediments and three were development holes in and around the Graben gold deposit.

Pediment: Of the six in the pediments, three (totaling 4,500 feet) were drilled in the Sunset Wash area (of the Western Pediment) and encountered substantial intervals of quartz-pyrite alteration with significant intervals of strongly anomalous gold (see www.gryphongold.com/i/pdf/DrillResults2007.pdf for full results). WP-3 contained a 20 foot interval averaging 0.5g/t Au which suggests we are approaching the margins of a more structurally disrupted zone within these large, highly favorable horizons that are known to contain the higher grade gold mineralization in the Graben gold deposit.

The remaining two holes in the Western Pediment totaling 1,695 feet were drilled along the Vuggy Hills trend and both encountered significant alteration with anomalous gold. The one additional hole drilled in the Lucky Boy area of the Central Pediment reported a significant interval (350 feet) of quartz-pyrite alteration with nearly continuous anomalous gold throughout.

As part of the CSAMT survey (reported on November 2, 2007) four initial survey lines were run over the Lucky Boy and Sunset Wash drill areas. Preliminary results indicated several anomalies similar to those associated with the higher grade Graben gold deposit. Additional geophysical lines are being planned for the pediments and once all of the geophysical data is available and integrated with the drilling results, a new drilling plan will be developed and permitted for the 2008 exploration program.

Conclusion: The initial interpretation of anomalous gold intersections and the pathfinder elements, the intense quartz-pyrite alteration, and the favorable geophysical results indicates that drilling at Lucky Boy and Sunset Wash has intersected features commonly associated with the margins of high-sulfidation gold deposits.

Graben: Three holes were drilled in the Graben with the best hole, Hole G-52 returning a significant 172 meter (550 foot) quartz-pyrite gold mineralized interval from 201 to 373 meters including a 46 meter intercept of 2.3 gpt and a 67 meter intercept of 2.1 gpt (full details of G-52 are reported in table below).

Area: Graben	From	To	Interval	Gold	Interval	Gold
Hole No:	(meters)	(meters)	(meters)	(g/tonne)	(feet)	(oz/ton)
G-52 has	201	247	46	2.3	150	0.07
(including)	224	233	9	5.1	30.15
and fissure zone	250	305	55	no assays*	180	no assays*
and	306	373	67	2.1	220.06
(including)	312	315	3	14.2	10.42

G-51 has	184	223	39	5.0	125	0.15
(including)	195	218	23	7.4	75	0.22
and fissure zone	223	296	73	no assays*	240	no assays*
and	296	358	62	1.4	205	0.04
*Too few samples were recovered from within the highly fractured fissure to determine a definitive assay grade; however the partially recovered material is gold bearing. The mineralization is composed of multiple fracture systems and the length of the vertical intercepts may or may not represent true width/thicknesses. The assays were prepared by Inspectorate America Corp., Sparks NV.

G-52 was drilled at an angle westward in order to cross the highly brecciate ‘fissure zone’ (that had trapped the drill during the drilling of G-51- assays shown in table above for ease of comparison) to improve the sample recovery. It crossed the brecciated zone (as illustrated in the cross-section below) 150 feet north of where G-51 crossed it. Unfortunately, as was the case with G-51, too few samples were recovered from within the highly fractured zone in the middle of the gold mineralized intersection to determine a definitive assay grade.

The partially recovered brecciated material is clearly gold bearing, and, as previously noted, such highly fractured zones are associated with the highest grade intercepts within the Graben gold deposit. Viewed as a cross-section these two holes present a continuation of the internal expansion of the Graben resources ounce count.

When combined with the on echelon high grade G-29 intercept (50 meters of 7.3 gpt or 165 ft of 0.21opt) and the very thick G-7 intercept (169 meters of 3.4 gpt and a further 150 feet north) these holes should demonstrate considerably improved continuity in a north-south direction, a longitudinal schematic of which will be provided in our 2007 exploration program summary in mid-December. (For drill site locations see plan map at www.gryphongold.com/s/BorealisExploration.asp )

Conclusion: These drill results continue to support the interpretation that the high grade gold zones are more extensive than previously indicated and that the Graben deposit’s footprint is still expanding. 2008 Program: Following completion of two more holes which will complete the 2007 drill program, drilling will be suspended over the holiday season into the New Year. This will allow time to complete all the assays, the new CSAMT surveys, compile and analyze all the data and plan the 2008 exploration and development program which will be announced in early January, 2008.

Gryphon Gold is a Nevada focused gold exploration company. Its principal gold resource, the 1.2 million1 (measured and indicated) and 0.6 million (inferred) ounce Borealis deposits, are located in the Walker Lane gold belt of western Nevada. Nevada Eagle, a wholly owned subsidiary, has an additional 54 highly prospective gold properties located in some of the most desirable gold trends in Nevada. Nevada Eagle's principal properties have a cumulative 900,000 of historical ounces of gold. These historical estimates are based on internal reports prepared by prior owners before February 2001 and were not been prepared in accordance with CIM NI 43 101 standards and thus their reliability has not been verified.

1  CIM-compliant 0.5 million Measured, 0.7 million Indicated and 0.6 million Inferred ounces of gold resource

The Company has 57.2 million shares outstanding with a cash balance of approximately US $3.1 million as at November 1, 2007. All cash is deposited in bank savings accounts, and the Company has no joint ventures with majors that potentially create derivative or hedge risk. Gryphon continues to assess various opportunities to expand its gold resources in Nevada.

ON BEHALF OF THE BOARD OF DIRECTORS,
TONY KER, CEO, GRYPHON GOLD CORPORATION

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or Michelle/Larry oth of Roth Investor Relations, Inc. at 732-792-2200 or Renmark Financial Communication, Neil G. Murray-Lyon at (514) 939-3989. R

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to the accuracy of CSAMT surveys, timing of 43-101 reports and assays results, resource estimates, projections, our planned exploration and drilling programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources. We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.